Exhibit 99.1

News Release

NUCOR ANNOUNCES

ADDITIONAL SHARE REPURCHASE PROGRAM AND

ONE-HUNDRED THIRTY-EIGHTH (138TH)

CONSECUTIVE CASH DIVIDEND

CHARLOTTE, NORTH CAROLINA, September 6, 2007—The Board of Directors of Nucor Corporation (NYSE: NUE) has unanimously approved the repurchase of up to an additional 30 million shares of the company’s common stock. Since 2005, Nucor has repurchased approximately 37.0 million shares at a cost of $1.6 billion, including the repurchase of 11.6 million shares to date in the third quarter of 2007 at a cost of $599.8 million, completing the previous repurchase authorization. Combined with the cash dividends paid, including supplemental dividends, Nucor has returned approximately $3.0 billion of capital to its stockholders since the beginning of 2005. Share repurchases will be made from time to time either in the open market or through private transactions, in accordance with Securities and Exchange Commission requirements. As of August 25, 2007, Nucor had 287.9 million shares outstanding.

In a separate action, Nucor’s Board of Directors declared the regular quarterly cash dividend of eleven cents ($0.11) per share on Nucor’s common stock. In addition to the eleven cents per share base dividend amount, Nucor’s Board approved the payment of a supplemental dividend of fifty cents ($0.50) per share, for a total dividend of sixty-one cents ($0.61) per share. This cash dividend is payable on November 9, 2007 to stockholders of record on September 28, 2007, and is Nucor’s one-hundred thirty-eighth consecutive quarterly cash dividend.

The supplemental dividend of fifty cents ($0.50) per share represents a portion of a total supplemental dividend estimated to be two dollars ($2.00) per share that Nucor’s Board expects to declare over the year ending December 31, 2007. This supplemental dividend amount is based primarily on Nucor’s results for the year ended December 31, 2006. The payment of supplemental dividends in any future period will depend upon many factors, including Nucor’s earnings, cash flows and financial position.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel – in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; light gauge steel framing; steel grating and expanded metal; and wire and wire mesh. Nucor is North America’s largest recycler.

Nucor Executive Offices:    1915 Rexford Road, Charlotte, North Carolina    28211

Phone 704-366-7000    Fax 704-362-4208    www.nucor.com